2000 Westchester Avenue, Purchase, New York 10577 •?(914) 701-8400 FOR IMMEDIATE RELEASE Contacts: Dan Loh (Investors) –?(914) 701-8200 Bonnie Rodney (Media) – (914) 701-8580

Atlas Air Worldwide
Reports Fourth-Quarter and Full-Year 2012 Earnings

•	4Q12 Adjusted Net Income Up 23% to $48.7 Million, $1.83 per Share

•	Full-Year Adjusted Net Income Rose 17% to $127.0 Million, $4.78 per Share

•	4Q12 Reported Net Income Up 56% to $52.4 Million, $1.97 per Share

•	Full-Year Reported Net Income Rose 35% to $129.9 Million, $4.89 per Share

•	Share Repurchases Expected to Commence 1Q13

PURCHASE, N.Y., February 13, 2013 – Atlas Air Worldwide Holdings, Inc. (Nasdaq: AAWW), a leading global provider of outsourced aircraft and aviation operating solutions, today announced a 23% increase in adjusted net income attributable to common stockholders for the fourth quarter of 2012, with adjusted net income rising to $48.7 million, or $1.83 per diluted share. For the full year, adjusted net income attributable to common stockholders rose 17% to $127.0 million, or $4.78 per share.

On a reported basis, net income attributable to common stockholders totaled $52.4 million, or $1.97 per diluted share, in the fourth quarter, and $129.9 million, or $4.89 per diluted share, for the year.

Adjusted earnings exclude net gains in the fourth quarter and for the full year that primarily reflected an insurance gain of $0.15 per diluted share related to flood damage at an aircraft parts warehouse during Superstorm Sandy.

Revenues grew 17% to $452.8 million in the fourth quarter and 18% to $1.65 billion for the year. Free cash flow for 2012 totaled $208.5 million.

“Our fourth-quarter and our full-year results highlight the resilience of our business model and our ability to deliver improved margins, strong earnings and growing free cash flow in a challenging business environment,” said William J. Flynn, President and Chief Executive Officer.

“We are executing a strategic plan that leverages our core competencies. Our plan includes 747-8F aircraft in ACMI; new organizational capabilities, such as our military passenger flying, growing CMI operations and expanding 767 service; and additional operating efficiencies driven by our culture of continuous improvement.

“As a result, we achieved the best quarterly and second-best annual operating results in the company’s history and generated significant free cash flow. We also maintained a strong balance sheet, and we expect that cash in excess of business investments and balance sheet maintenance will be available to return capital to stockholders through share repurchases beginning this quarter.

“Looking to full-year 2013, the actions we have taken to transform our company and diversify our business model should enable us to overcome market and business headwinds and deliver earnings per share consistent with 2012, with strong free cash flow generation.”

Fourth-Quarter Results

Revenue and profitability growth in our core ACMI business during the fourth quarter were driven by our new 747-8Fs, which began to enter service late in the fourth quarter of 2011. Volume growth was primarily due to the continued ramp up of CMI flying for Boeing and DHL Express. ACMI results during the period benefited from higher rates per block hour and lower maintenance expense for our 747-8Fs, partially offset by the redeployment of 747-400 aircraft to other business segments. ACMI customers flew 4.3% above contractual minimums during the quarter.

In AMC Charter, strong growth in our passenger service and rate premiums earned on flying more efficient 747-400 cargo aircraft in the fourth quarter of 2012 compared with less efficient 747-200 aircraft in 2011 partially offset a 48% reduction in cargo block hours and a reduction in the number of one-way AMC missions.

In Commercial Charter, increased revenues and volumes reflected the deployment of 747-400 cargo aircraft in lieu of retired 747-200s, the deployment of an additional 747-400 cargo aircraft to support increased demand in South America, and 747-400 aircraft from ACMI during remarketing periods. Commercial Charter results were affected by a reduction in yields driven by softer charter-market conditions compared with the fourth quarter of 2011, and a reduction in return legs due to fewer one-way AMC Charter missions.

Fourth-quarter results in each segment were affected by increased crew costs, with AMC Charter and Commercial Charter incurring other volume-driven operating expenses and higher aircraft ownership costs related to the deployment of 747-400 aircraft in lieu of 747-200 aircraft.

Unallocated income and expenses during the quarter reflected a pretax insurance gain of $6.3 million (equivalent to $0.15 per fully diluted share on an after-tax basis) related to flood damage incurred at an aircraft parts warehouse during Superstorm Sandy.

Income Taxes

Adjusted and reported earnings for the fourth quarter of 2012 included an effective income tax rate of 35.9%, reflecting an adjustment to reserves related to U.S. federal income tax benefits claimed in prior periods that totaled $0.06 per fully diluted share.

Adjusted and reported earnings for the full year of 2012 included an effective income tax rate of 36.8%, relating to the adjustment to U.S. federal income tax reserves and the settlement of income tax examinations in Hong Kong that totaled $0.09 per fully diluted share.

Cash, Cash Equivalents and Short-Term Investments

At December 31, 2012, our cash, cash equivalents and short-term investments totaled $419.9 million, compared with $195.2 million at December 31, 2011.

The growth in cash, cash equivalents and short-term investments in 2012 was primarily driven by an increase in cash provided by operating and financing activities, partially offset by an increase in cash used for investing activities.

Net cash used for investing activities in 2012 primarily related to the purchase of four 747-8F aircraft for our ACMI operations, a third 767-300ER passenger aircraft for our AMC Charter operations, and a 737-300 cargo aircraft for our Dry Leasing business.

Net cash provided by financing activities primarily reflected proceeds from the issuance of debt in connection with the delivery of the four 747-8Fs. These proceeds were partially offset by payments on debt obligations and debt issuance costs. Both the proceeds from our issuance of debt and the payments on our debt obligations reflect the refinancing of a total of $571 million of floating-rate term loans with fixed-rate notes issued in the capital markets.

Share Repurchases

We recently reviewed our capital allocation strategy, which addressed the appropriate allocation of the company’s current and expected future cash balances between investments to support business growth, balance sheet strength, and returns of capital to stockholders.

Cash in excess of our business investment and balance sheet maintenance requirements will be available for share repurchases, which will be immediately accretive. Reflecting our strong balance sheet and cash flows, we intend to begin actively purchasing shares in the first quarter of 2013.

Share purchases would recommence under a previously announced share repurchase program. Repurchases of shares may take the form of an open market repurchase program, accelerated share repurchase program, privately negotiated transactions, or a combination of these methods. The actual timing and amount of our repurchases will depend on market conditions.

Outlook

“We continue to anticipate strong earnings and cash flow in 2013,” said Mr. Flynn.

“While global economic growth and airfreight market conditions remain uncertain, our model is working. We are well-positioned to serve our customers and the airfreight markets, and we expect that our reported fully diluted earnings per share this year will total approximately $4.65.”

 Earnings in 2013 will reflect strong growth from the company’s 747-8Fs, driven by an increase in the number of -8F aircraft in service compared with 2012.

That growth will offset headwinds related to a combined 18% reduction in military cargo and passenger block hours compared with 2012, which, when combined with the impact of a reduction in one-way military missions on our commercial charter operations, will reduce diluted earnings per share by $1.19.

Additional expected headwinds totaling $0.91 per share compared with 2012 include increased heavy maintenance expense, a reduction in capitalized interest, and income tax benefits that we recognized in 2012.

Reflecting the transformation and diversification of the company’s business model, we expect to overcome these headwinds and deliver earnings per share consistent with 2012, with strong free cash flow generation.

Market growth during 2013 should be seasonal and second-half weighted. In addition, more than 60% of our estimated maintenance expense of $193 million should be incurred in the first half of the year. As a result, we anticipate a sequential increase in our quarterly earnings throughout the year, starting at a marginal level in the first quarter with approximately 75% occurring in the second half.

Block-hour volumes should total approximately 185,000 hours in 2013, an increase of more than 32,000 hours compared with 2012.

Forecast block-hour volumes in 2013 reflect our decision to temporarily park an unencumbered, company-owned 747-400 converted freighter in mid-February to reduce costs and enhance profitability in our charter business.

ACMI segment flying should account for about 133,000, or 72%, of expected 2013 block hours, with about 33,500, or 18%, in Commercial Charter and 18,500, or 10%, in AMC Charter. Passenger charter flying should account for more than 10,000 AMC Charter block hours in 2013.

Based on anticipated deliveries and placements in the first half of 2013 for the two remaining 747-8Fs in our outstanding order, the average number of -8Fs in service in 2013 should increase to more than eight from 4.3 in 2012. In ACMI, customers are expected to fly approximately 3% to 5% above contractual minimums for the entire year.

In addition, we are assessing a recent court decision that may enable us to reduce our effective income tax rate in 2013. We expect to complete our assessment and report on its outcome by the time we announce our first-quarter earnings in early May, as well as update our annual guidance as we regularly do each quarter.

“Our capital allocation strategy demonstrates our commitment to creating, enhancing and returning value to our stockholders,” Mr. Flynn added. “Any impact from prospective share repurchases in 2013 is not included in, and would be accretive to, our guidance.”

Long-Term Growth

Mr. Flynn concluded: “We are executing a strategic plan that has built a resilient company with strong earnings, cash flow and a solid balance sheet. We are also leveraging our core competencies, industry leadership and deep understanding of our markets to deliver advantage and value to our customers and stockholders.

“Our disciplined approach to business growth in the next five years includes evaluating potential opportunities for adding incremental aircraft that provide our customers with the most efficient assets to meet their needs; expansion of our Titan dry-leasing platform through investments in aircraft with lease commitments; and continuing to develop our operating capabilities.”

Conference Call

Management will host a conference call to discuss Atlas Air Worldwide’s fourth-quarter and full-year 2012 financial and operating results at 11:00 a.m. Eastern Time on Wednesday, February 13, 2013.

Interested parties are invited to listen to the call live over the Internet at www.atlasair.com (click on “Investor Information”, click on “Presentations” and on the link to the fourth-quarter call) or at the following Web address:

http://www.media-server.com/m/p/n2ftjd93

For those unable to listen to the live call, a replay will be available on the above Web sites following the call. A replay will also be available through February 20 by dialing (855) 859-2056 (domestic) and (404) 537-3406 (international) and using Access Code 94807143#.

About Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with U.S. GAAP, we present certain non-GAAP financial measures to assist in the evaluation of our business performance. These non-GAAP measures include EBITDAR, as adjusted; EBITDA, as adjusted; Direct Contribution; Adjusted Net Income Attributable to Common Stockholders; Adjusted Diluted EPS; and Free Cash Flow, which exclude certain items. These non-GAAP measures may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.

Our management uses these non-GAAP financial measures in assessing the performance of the Company’s ongoing operations and in planning and forecasting future periods. We believe that these adjusted measures provide meaningful information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance.

About Atlas Air Worldwide:

Atlas Air Worldwide is the parent company of Atlas Air, Inc. (Atlas) and Titan Aviation Leasing (Titan), and is the majority shareholder of Polar Air Cargo Worldwide, Inc. (Polar). Through Atlas and Polar, Atlas Air Worldwide operates the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas, Titan and Polar offer a range of outsourced aircraft and aviation operating solutions that include ACMI service – in which customers receive an aircraft, crew, maintenance and insurance on a long-term basis; CMI service, for customers that provide their own aircraft; express network and scheduled air cargo service; military cargo and passenger charters; commercial cargo and passenger charters; and dry leasing of aircraft and engines.

Atlas Air Worldwide’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Atlas Air Worldwide’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of Atlas Air Worldwide and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to maintain adequate internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; anticipated and future litigation; and other risks and uncertainties set forth from time to time in Atlas Air Worldwide’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the most recent Annual Report on Form 10-K and subsequent reports on Form 10-Q filed by Atlas Air Worldwide with the Securities and Exchange Commission. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

Except as stated in this release, Atlas Air Worldwide is not providing guidance or estimates regarding its anticipated business and financial performance for 2013 or thereafter.

Atlas Air Worldwide assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

* * *

Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	December 31, 2012	—	December 31, 2011	December 31, 2012	—	December 31, 2011

Operating Revenue
ACMI	$189,343		$162,626	$682,189		$632,509
AMC charter	111,378		126,495	488,063		442,725
Commercial charter	144,425		92,572	450,277		299,528
Dry leasing	2,979		2,953	11,843		9,695
Other	4,647		3,513	13,660		13,759

Total Operating Revenue	$452,772		$388,159	$1,646,032		$1,398,216

Operating Expenses
Aircraft fuel	125,204		110,391	436,618		388,579
Salaries, wages and benefits	78,241		76,671	293,881		261,844
Aircraft rent	39,833		43,113	166,142		164,089
Maintenance, materials and repairs	28,194		23,050	165,069		167,749
Passenger and ground handling services	19,786		10,122	69,886		31,460
Depreciation and amortization	17,683		12,276	62,475		39,345
Navigation, landing fees and other rent	16,434		13,303	60,524		50,059
Travel	14,272		13,709	56,461		44,037
Loss/(Gain) on disposal of aircraft	-		100	(2,417)		(364)
Special charge	—		5,441	—		5,441
Other	25,596		26,494	110,902		94,877

Total Operating Expenses	365,243		334,670	1,419,541		1,247,116

Operating Income	87,529		53,489	226,491		151,100

Non-operating Expenses / (Income)
Interest income	(5,007)		(4,993)	(19,636)		(20,193)
Interest expense	17,934		12,111	64,532		42,120
Capitalized interest	(2,371)		(9,052)	(18,727)		(27,636)
Loss on early extinguishment of debt	291		-	576		-
Other (income) expense, net	(5,983)		305	(5,529)		(180)

Total Non-operating Expenses (Income)	4,864		(1,629)	21,216		(5,889)
Income before income taxes	82,665		55,118	205,275		156,989
Income tax expense	29,662		22,085	75,561		60,680

Net Income	53,003		33,033	129,714		96,309
Less: Net income (loss) attributable
to noncontrolling interests	621		(480)	(213)		226

Net Income Attributable
to Common Stockholders	$52,382		$33,513	$129,927		$96,083

Earnings per share:
Basic	$1.98		$1.27	$4.92		$3.66

Diluted	$1.97		$1.27	$4.89		$3.64

Weighted average shares:
Basic	26,444		26,305	26,419		26,227

Diluted	26,615		26,442	26,549		26,422

Atlas Air Worldwide Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share data)
(Unaudited)

		December 31, 2012	December 31, 2011
Assets
Current Assets
Cash and cash equivalents		$409,763	$187,111
Short-term investments		10,119	8,097
Accounts receivable, net of allowance of $3,172 and $1,931, respectively		127,704	93,213
Prepaid maintenance		22,293	35,902
Deferred taxes		26,390	10,580
Prepaid expenses and other current assets		36,726	58,934

Total current assets		632,995	393,837
Property and Equipment
Flight equipment		2,209,782	1,466,384
Ground equipment		39,230	33,788
	Less: accumulated depreciation	(185,419)	(159,123)
Purchase deposits for flight equipment		147,946	407,184

Property and equipment, net		2,211,539	1,748,233
Other Assets
Long-term investments and accrued interest		140,498	135,735
Deposits and other assets		132,120	73,232
Intangible assets, net		35,533	39,961

Total Assets		$3,152,685	$2,390,998

Liabilities and Equity
Current Liabilities
Accounts payable		$20,789	$27,352
Accrued liabilities		152,467	175,298
Current portion of long-term debt[1,2]		154,760	70,007

Total current liabilities		328,016	272,657
Other Liabilities
Long-term debt[1,2]		1,149,282	680,009
Deferred taxes		265,384	178,069
Other liabilities		121,899	118,888

Total other liabilities		1,536,565	976,966
Commitments and contingencies
Equity
Stockholders’ Equity
	Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued	¯	¯
	Common stock, $0.01 par value; 50,000,000 shares authorized; 27,672,924 and
	27,462,116 shares issued, 26,443,441 and 26,304,764, shares outstanding
	(net of treasury stock), as of December 30, 2012 and December 31,
	2011, respectively	277	275
Additional paid-in-capital		544,421	525,670
Treasury stock, at cost: 1,229,483 and 1,157,352 shares, respectively		(44,850)	(41,499)
Accumulated other comprehensive loss		(14,263)	(15,683)
Retained earnings		798,676	668,749

Total stockholders’ equity		1,284,261	1,137,512
Noncontrolling interest		3,843	3,863

Total equity		1,288,104	1,141,375

Total Liabilities and Equity		$3,152,685	$2,390,998

1 Balance sheet debt at December 31, 2012 totaled $1,304.0 million, including the impact of $46.8 million of unamortized discount.

2 The face value of our debt at December 31, 2012 totaled $1,350.8 million, compared with $801.9 million on December 31, 2011.

Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	For the Twelve Months Ended
	December 31, 2012	December 31, 2011
Operating Activities:
Net Income Attributable to Common Stockholders	$129,927	$96,083
Net income (loss) attributable to noncontrolling interests	(213)	226

Net Income	129,714	96,309
Adjustments to reconcile Net Income
to net cash provided by operating activities:
Depreciation and amortization	72,194	47,313
Accretion of debt securities discount	(8,560)	(8,341)
Provision for allowance for doubtful accounts	837	335
Special charge	¯	5,441
Loss on early extinguishment of debt	576	¯
Gain on disposal of aircraft	(2,417)	(364)
Deferred taxes	75,365	81,616
Stock-based compensation expense	18,202	12,528
Changes in:
Accounts receivable	(25,217)	(12,914)
Prepaid expenses and other current assets	48,213	(50,303)
Deposits and other assets	(26,027)	(21,854)
Accounts payable and accrued liabilities	(24,383)	(6,808)

Net cash provided by operating activities	258,497	142,958
Investing Activities:
Capital expenditures	(31,266)	(37,374)
Purchase deposits and delivery payments for flight equipment	(520,770)	(764,268)
Investment in debt securities	(6,658)	¯
Proceeds from short-term investments	4,342	6,165
Proceeds from insurance	3,300	¯
Proceeds from disposal of aircraft	3,215	1,480

Net cash used for investing activities	(547,837)	(793,997)
Financing Activities:
Proceeds from debt issuance	1,211,560	360,250
Proceeds from stock option exercises	¯	4,733
Purchase of treasury stock	(3,351)	(9,251)
Excess tax benefit from stock-based compensation expense	551	3,117
Payment of debt issuance costs	(34,141)	(6,980)
Payments of debt	(662,627)	(102,571)

Net cash provided by financing activities	511,992	249,298
Net increase (decrease) in cash and cash equivalents	222,652	(401,741)
Cash and cash equivalents at the beginning of period	187,111	588,852

Cash and cash equivalents at the end of period	$409,763	$187,111

Atlas Air Worldwide Holdings, Inc.
Direct Contribution
(in thousands)
(Unaudited)

		For the Three Months Ended		For the Twelve Months Ended

	December 31, 2012		December 31, 2011	December 31, 2012	December 31, 2011

Operating Revenue:
ACMI		$189,343	$162,626	$682,189	$632,509
AMC Charter		111,378	126,495	488,063	442,725
Commercial Charter		144,425	92,572	450,277	299,528
Dry Leasing		2,979	2,953	11,843	9,695
Other		4,647	3,513	13,660	13,759
Total Operating Revenue	$	452,772	$388,159	$1,646,032	$1,398,216

Direct Contribution:

ACMI		$74,924	$47,051	$191,497	$148,320
AMC Charter		23,589	31,075	99,591	86,962
Commercial Charter		16,520	15,109	32,079	40,200
Dry Leasing		631	1,231	4,598	4,631
Total Direct Contribution for Reportable Segments		115,664	94,466	327,765	280,113
Unallocated income and expenses		(32,708)	(33,807)	(124,331)	(118,047)
Special charge		—	(5,441)	—	(5,441)
Loss on early extinguishment of debt		(291)	—	(576)	—
(Loss)/Gain on sale of aircraft		—	(100)	2,417	364
Income before Income Taxes		82,665	55,118	205,275	156,989
Interest income		(5,007)	(4,993)	(19,636)	(20,193)
Interest expense		17,934	12,111	64,532	42,120
Capitalized interest		(2,371)	(9,052)	(18,727)	(27,636)
Loss on early extinguishment of debt		291	—	576	—
Other (Income) Expense, net		(5,983)	305	(5,529)	(180)
Operating Income	$	87,529	$53,489	$226,491	$151,100

Atlas Air Worldwide uses an economic performance metric, Direct Contribution, to show the profitability of each of its segments after allocation of direct ownership costs. Atlas Air Worldwide currently has the following reportable segments: ACMI, AMC Charter, Commercial Charter, and Dry Leasing. Each segment has different operating and economic characteristics, which are separately reviewed by senior management.

Direct Contribution consists of income (loss) before taxes, excluding special charges, nonrecurring items, gains on the sale of aircraft, and unallocated fixed costs.

Direct costs include crew costs, maintenance costs, fuel, ground operations, sales costs, aircraft rent, interest expense related to aircraft debt and aircraft depreciation.

Unallocated income and expenses include corporate overhead, non-aircraft depreciation, interest income, foreign exchange gains and losses, other revenue and other non-operating costs, including one-time items.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
		—	December 31, 2012	December 31, 2011	Percent Change

Net Income Attributable to Common Stockholders	$		52,382	$33,513	56.3%
After-tax impact from:
Fleet retirement costs[1]			159	—
Pre-operating expenses[2]			—	2,621
Loss on early extinguishment of debt			185	—
Special charge[3]			—	3,466
Insurance gain[4]			(4,032)	—
Loss/(Gain) on disposal of aircraft			—	64

Adjusted Net Income Attributable to Common Stockholders	$		48,694	$39,664	22.8%

Diluted EPS	$		1.97	$1.27	55.1%
After-tax impact from:
Fleet retirement costs[1]			0.01	—
Pre-operating expenses[2]			—	0.10
Loss on early extinguishment of debt			0.01	—
Special charge[3]			—	0.13
Insurance gain[4]			(0.15)	—
Gain on disposal of aircraft			—	0.00

Adjusted Diluted EPS[4]	$		1.83	$1.50	22.0%

			For the Twelve Months Ended

		—	December 31, 2012	December 31, 2011	Percent Change

Net Income Attributable to Common Stockholders	$		129,927	$96,083	35.2%
After-tax impact from:
Fleet retirement costs[1]			2,252	—
Pre-operating expenses[2]			—	9,455
Loss on early extinguishment of debt			367	—
Special charge[3]			—	3,466
Insurance gain[4]			(4,032)	—
Gain on disposal of aircraft			(1,540)	(232)

Adjusted Net Income Attributable to Common Stockholders	$		126,974	$108,772	16.7%

Diluted EPS	$		4.89	$3.64	34.3%
After-tax impact from:
Fleet retirement costs[1]			0.08	-
Pre-operating expenses[2]			—	0.36
Loss on early extinguishment of debt			0.01	—
Special charge[3]			—	0.13
Insurance gain[4]			(0.15)	—
Gain on disposal of aircraft			(0.06)	(0.01)

Adjusted Diluted EPS[4]	$		4.78	$4.12	16.0%

[1]	Fleet retirement costs in 2012 included incremental employee costs related to the retirement of our 747-200 fleet.
[2] Pre-operating expenses in 2011 related to the introduction of new aircraft types and included incremental costs incurred as a result of delivery delays.
[3] Included in Special charge in 2011 are asset impairment and employee termination charges related to the retirement of the 747-200 fleet.
[4] Insurance gain in 2012 related to flood damage at a warehouse.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	For the Twelve Months Ended
	December 31, 2012	December 31, 2011

Net Cash Provided by Operating Activities	$258,497	$142,958
Less:
Capital expenditures	31,266	37,374
Capitalized interest	18,727	27,636

Free Cash Flow[1]	$208,504	$77,948

[1]	Free Cash Flow = Cash Flows from Operations minus Base Capital Expenditures and Capitalized Interest.

Base Capital Expenditures excludes purchases of aircraft.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Twelve Months Ended

	December 31, 2012	December 31, 2011	—	December 31, 2012	December 31, 2011

Income before income taxes	$82,665	$55,118		$205,275	$156,989
Fleet retirement costs[1]	249	—		3,535	—
Pre-operating expenses[2]	—	5,298		—	17,130
Loss on early extinguishment of debt	291	—		576	—
Special charge[3]		5,441			5,441
Insurance gain[4]	(6,329)	—		(6,329)	—
Loss/(Gain) on disposal of aircraft	—	100		(2,417)	(364)
Adjusted pretax income	76,876	65,957		200,640	179,196
Interest (income) expense, net	10,556	(1,934)		26,169	(5,709)
Other non-operating expenses	(5,983)	305		(5,529)	(180)
Adjusted operating income before fleet retirement costs, pre-operating expenses, loss on early extinguishment of debt, special charge, insurance gain and loss/(gain) on disposal of aircraft	81,449	64,328		221,280	173,307
Depreciation and amortization	17,683	12,276		62,475	39,345
Adjusted EBITDA[5]	99,132	76,604		283,755	212,652
Aircraft rent	39,833	43,113		166,142	164,089
Adjusted EBITDAR[5]	$138,965	$119,717		$449,897	$376,741

[1]	Fleet retirement costs in 2012 included incremental employee costs related to the retirement of our 747-200 fleet.

[2]	Pre-operating expenses in 2011 were related to the introduction of new aircraft types and include incremental costs incurred as a result of delivery delays.

3 Included in Special charge in 2011 are asset impairment and employee termination charges related to the retirement of the 747-200 fleet.

[4]	Insurance gain related to flood damage at a warehouse in 2012.

[5]	Adjusted EBITDA: Earnings before interest, taxes, depreciation, amortization, fleet retirement costs, pre-operating expenses, loss on early extinguishment of debt, and gains on disposal of aircraft, as applicable.

[6]	Adjusted EBITDAR: Earnings before interest, taxes, depreciation, amortization, aircraft rent expense, fleet retirement costs, pre-operating expenses, loss on early extinguishment of debt, and gains on disposal of aircraft, as applicable.

Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(Unaudited)

		For the Three Months Ended			For the Twelve Months Ended
		December 31,		Increase/	December 31,		Increase/
		2012	2011	(Decrease)	2012	2011	(Decrease)
Block Hours
ACMI		28,432	26,382	2,050	107,130	102,695	4,435
AMC Charter
Cargo		2,271	4,397	(2,126)	10,423	17,840	(7,417)
Passenger		2,902	724	2,178	12,024	1,368	10,656
Commercial Charter		7,204	4,142	3,062	21,965	13,879	8,086
Non revenue		257	476	(219)	1,165	1,273	(108)

Total Block Hours		41,066	36,121	4,945	152,707	137,055	15,652

Revenue Per Block Hour
ACMI		$6,660	$6,164	$496	$6,368	$6,159	$209
AMC Charter
Cargo		23,339	24,377	(1,038)	23,677	22,739	938
Passenger		20,115	26,673	(6,558)	20,066	27,086	(7,020)
Commercial Charter		20,048	22,350	(2,302)	20,500	21,581	(1,081)
Average Utilization (block hours per day)
ACMI		11.2	13.0	(1.8)	12.0	13.0	(1.0)
AMC Charter
Cargo		9.9	10.2	(0.3)	9.2	9.6	(0.4)
Passenger		7.5	4.4	3.1	8.2	4.7	3.5
Commercial Charter		9.9	10.2	(0.3)	9.4	10.3	(0.9)

	All Operating Aircraft[1]	10.6	11.9	(1.3)	11.0	12.0	(1.0)
Fuel
AMC
	Average fuel cost
	per gallon	$3.63	$3.97	$(0.34)	$3.35	$3.63	$(0.28)
	Fuel gallons	13,270	15,405	(2,135)	58,178	60,976	(2,798)
	consumed (000s)
Commercial Charter
	Average fuel cost
	per gallon	$3.27	$3.24	$0.03	$3.32	$3.29	$0.03
	Fuel gallons	23,576	15,209	8,367	72,834	50,872	21,962
	consumed (000s)
	[1] Average of All Operating Aircraft excludes Dry Leasing aircraft, which do not contribute to block-hour volumes.

Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(Unaudited)

For the Three Months Ended			For the Twelve Months Ended
December 31,		Increase/	December 31,		Increase/
2012	2011	(Decrease)	2012	2011	(Decrease)

Segment Operating Fleet (average
aircraft equivalents during the period)
ACMI[1]
747-8F Cargo	6.3	0.8	5.5	4.3	0.2	4.1
747-400 Cargo[2]	15.3	19.8	(4.5)	16.4	20.3	(3.9)
747-200 Cargo	—	0.5	(0.5)	—	0.2	(0.2)
767-200 Cargo	4.5	—	4.5	2.5	—	2.5
747-400 Passenger	1.1	1.0	0.1	1.1	1.0	0.1
767-300 Passenger	0.4	—	0.4	0.1	—	0.1

Total	27.6	22.1	5.5	24.4	21.7	2.7
AMC Charter
747-400 Cargo	2.5	2.4	0.1	2.9	1.6	1.3
747-200 Cargo	—	2.3	(2.3)	0.2	3.5	(3.3)
747-400 Passenger	1.8	1.8	—	1.7	0.8	0.9
767-300 Passenger	2.4	—	2.4	2.3	—	2.3

Total	6.7	6.5	0.2	7.1	5.9	1.2
Commercial Charter
747-400 Cargo	7.6	2.4	5.2	5.8	2.0	3.8
747-200 Cargo	—	1.9	(1.9)	0.2	1.7	(1.5)
747-400 Passenger	0.1	0.1	—	0.2	—	0.2
767-300 Passenger	0.2	—	0.2	0.2	—	0.2

Total	7.9	4.4	3.5	6.4	3.7	2.7
Dry Leasing
757-200 Cargo	1.0	1.0	—	1.0	1.0	—
737-300 Cargo	1.0	—	1.0	0.4	—	0.4
737-800 Passenger	2.0	2.0	—	2.0	1.2	0.8

Total	4.0	3.0	1.0	3.4	2.2	1.2

Total Operating Aircraft	46.2	36.0	10.2	41.3	33.5	7.8

Out of Service[3]	-	0.1	(0.1)	-	0.4	(0.4)

[1] ACMI average fleet excludes spare aircraft provided by CMI customers.
[2] Includes 1.5 and 0.7 Large Cargo Freighters in the three-month periods ended December 31, 2012 and 2011, respectively. Includes 1.2 and 0.7
Large Cargo Freighters in the twelve-month periods ended December 31, 2012 and
2011, respectively.

[3] Out-of-service aircraft were temporarily parked during the period and are completely unencumbered. Permanently parked aircraft, all of which are also completely unencumbered, are not included in the operating statistics above.